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[WALDEN BANCORP LOGO APPEARS HERE]


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NEWS RELEASE
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For Release:    IMMEDIATE

Contact:        Lisa Bergemann, Executive Vice President
                Director of Investor Relations
                (508) 635-5004

Date:           June 24, 1996

               WALDEN BANCORP ANNOUNCES STOCK REPURCHASE PROGRAM

     (Acton, MA), (June 24, 1996) -- Walden Bancorp, Inc. (NASDAQ-WLDN) announced today that it is commencing a stock repurchase program to acquire up to 219,900 shares of the Company's common stock, which represents approximately 4.13% of the outstanding common stock. Walden will hold the repurchased shares as treasury stock which will be available for general corporate purposes, including issuance under the Company's employee stock option plans. The repurchase program is intended to be completed by December 31, 1996 and will be dependent upon market conditions and the availability of shares. There is no guarantee as to the exact number of shares to be repurchased by the Company.

     David E. Bradbury, Chairman and CEO of Walden Bancorp, Inc., stated "Walden's common stock provides an attractive investment. The repurchases are an efficient use of capital and are expected to increase per share earnings. By issuing shares of treasury stock upon the exercise of stock options, Walden hopes to avoid future dilution to stockholders."

     According to Mr. Bradbury, the repurchases generally are expected to be effected through open market purchases, although there exists the possibility of unsolicited negotiated transactions or other types of repurchases.

     Walden Bancorp, Inc. is a full service commercial banking company with assets of $1 billion, headquartered in Acton, Massachusetts. The Company and its subsidiaries, The Co-operative Bank of Concord and Bank of Braintree, provide financial products and services to businesses and individuals through a network of 17 banking offices throughout Eastern Massachusetts.

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